UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 3, 2006

Albertson’s, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-6187	82-0184434

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
250 Parkcenter Blvd, P.O. Box 20
Boise, Idaho 83726
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code:
(208) 395-6200

N/A

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Effective May 3, 2006, each of the officers of Albertson’s, Inc. (the “Company”), including the named executive officers as set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2006, became party to an indemnification agreement with the Company (the “Indemnification Agreements”). The Indemnification Agreements supplement existing indemnification provisions set forth in the Company’s organizational documents and are substantially similar to indemnification agreements put into place with the Company’s Board members in 2003. The Indemnification Agreements provide each officer with a contractual right to indemnification for all Indemnifiable Losses (as defined in the Indemnification Agreement) incurred in connection with any Claim (as defined in the Indemnification Agreement) to the fullest extent permitted by the laws of the State of Delaware in effect as of May 3, 2006 or as such laws may from time to time be amended to increase the scope of such permitted indemnification. Generally, Indemnifiable Losses are those expenses, damages, losses, liabilities, judgments, fines, penalties and amounts paid in settlement relating to, resulting from or arising out of any act or failure to act by the officer in his or her capacity as a director, officer, employee or agent of the Company. The Indemnification Agreements also provide for the advancement of expenses reasonably likely to be incurred by the officer in connection with defending a Claim.
Also on May 3, 2006, the Management Development/Compensation Committee of the Board of Directors of the Company (the “Committee”) authorized an amendment to the Albertson’s, Inc. Executive Pension Makeup Plan (the “Plan”). As a result of the Plan amendment, effective as of May 28, 2006, no person will become eligible to participate in the Plan on or following the effective date and all benefit accruals under the Plan shall cease. Also as a result of the amendment, each Plan participant’s unvested account balance under the Plan will become fully vested as of May 28, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 9, 2006
ALBERTSON’S, INC.
	By	/s/ John R. Sims

Name: John R. Sims Title: Executive Vice President and General Counsel